Exhibit (i)(2)

Paul Hastings LLP

Twenty-Fourth Floor

55 Second Street

San Francisco, CA 94105-3441

telephone 415-856-7000

facsimile 415-856-7100

www.paulhastings.com

July 22, 2020

Litman Gregory Funds Trust

1676 N. California Blvd., Suite 500

Walnut Creek, California 94596

Re: Litman Gregory Masters High Income Alternatives Fund

Ladies and Gentlemen:

We have acted as counsel to Litman Gregory Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, the Litman Gregory Masters High Income Alternatives Fund (the “Fund”), pursuant to Post-Effective Amendment No. 85 to the Trust’s Registration Statement as filed on Form N-1A with the Securities and Exchange Commission on September 6, 2018 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)

the Trust’s Agreement and Declaration of Trust dated August 1, 1996, as amended, and the Third Amended and Restated By-Laws of the Trust, each as presently in effect as certified by the Chief Compliance Officer of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)	a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of July 17, 2020 (the “Good Standing Certificate”); and

(iv)

resolutions adopted by the Trust’s Board of Trustees (the “Board”) on January 27, 2017 and August 28, 2018, authorizing the establishment and organization of the Fund, certified by the Chief Compliance Officer of the Trust.

Litman Gregory Funds Trust

July 22, 2020

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Trust and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1. The Shares are duly authorized, and upon issuance and delivery of the Shares and receipt by the Fund of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

Litman Gregory Funds Trust

July 22, 2020

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A. We express no opinion with respect to any of the following: (i) anti-fraud laws; (ii) federal or state securities laws; (iii) tax laws; (iv) pension or employee benefit laws; (v) antitrust, trade regulation or unfair competition laws; (vi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or other political subdivisions, or any foreign law, rule or regulation; (vii) environmental laws; (viii) laws relating to proprietary information or intellectual property; (ix) labor or employment laws; (x) bankruptcy, insolvency, fraudulent transfer or similar laws affecting creditors’ rights generally; (xi) usury laws; (xii) margin regulations; or (xiii) the rules and regulations of Financial Industry Regulatory Authority Inc. or any stock exchange or stock market. The laws described in this paragraph A are referred to herein from time to time as the “Excluded Laws.”

B. Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of Chapter 38 of Title 12 of the Delaware Code (based solely upon our review of a standard compilation thereof and without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof), and (ii) the federal laws of the United States.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person or entity (including, without limitation, any person that acquires the Shares) without our express prior written consent, which may be granted or withheld in our sole discretion. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other Person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Litman Gregory Funds Trust

July 22, 2020

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP